Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-278960, No. 333-179029 and No. 333-211384) and Form S-8 (No. 333-179030, No. 333-211443 and No. 333-261958) of Presidio Property Trust, Inc. (the “Company”), of our report dated March 31, 2025, relating to the consolidated financial statements and schedule of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Irvine, California

March 31, 2025